Exhibit 10.1

THIRD AMENDMENT TO OFFICE LEASE

This THIRD AMENDMENT TO OFFICE LEASE (this "Amendment") is entered into as of April 8, 2022 (the “Effective Date”), by and between RUSSELL RANCH ROAD II LLC, a Delaware limited liability company ("Landlord"), and MANNKIND CORPORATION, a Delaware corporation ("Tenant").

RECITALS

A.Landlord and Tenant are parties to that certain Office Lease dated as of May 5, 2017 ("Initial Lease"), as amended by that certain First Amendment to Office Lease dated November 29, 2017 (the “First Amendment”), and that certain Second Amendment to Office Lease dated June 1, 2018 (the "Second Amendment", and together with the Initial Lease and the First Amendment, collectively, the "Original Lease"), with respect to certain space consisting of approximately 24,475 rentable square feet (the "Premises") located on the third floor of the building located at 30930 Russell Ranch Road, Westlake Village, California (the "Building"), as more particularly described in the Lease.

B.Landlord and Tenant desire to amend the Lease to, among other things, extend the Lease Term, all in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Defined Terms.  All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Lease.  The term "Lease" where used in the Original Lease and this Amendment shall hereafter refer to the Lease, as amended by this Amendment.

2.Extension of Lease Term; Early Termination Right.

(a)Landlord and Tenant acknowledge and agree that the Lease Term is currently scheduled to expire on January 31, 2023. The Term is hereby extended for a period of sixty-six (66) months so as to expire on July 31, 2028 (the "Third Amendment Expiration Date"). The period commencing on February 1, 2023 (the "Third Amendment Commencement Date") and ending on the Third Amendment Expiration Date may be referred to herein as the "Third Amendment Term".  Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that, except as set forth in Section 2.13 of the Initial Lease, Tenant has no further right to extend the Lease Term beyond the Third Amendment Term.

(b)So long as an Event of Default does not exist, Tenant shall have the one-time right, by providing the Termination Notice and the Termination Fee in accordance with this Section 2(b), to terminate the Lease (the "Early Termination Right").  The Early Termination Right may only be exercised by Tenant, if at all, if all of the following conditions are satisfied: (a) Landlord receives a written notice of termination from Tenant no later than January 31, 2025 (the "Termination Notice"); (b) an Event of Default does not exist at the time Tenant provides the Termination Notice; and (c) concurrently with providing the Termination Notice, Landlord receives from Tenant a termination fee of $1,019,587.14

("Termination Fee").  In the event Tenant duly exercises its Early Termination Right in accordance with the terms and conditions set forth in this Section 2(b), this Lease shall terminate as of January 31, 2026 (so long as Landlord has received the Termination Fee concurrently with Tenant providing the Termination Notice). Notwithstanding Tenant's exercise of the Early Termination Right, Tenant shall be responsible to perform all of its obligations through and including such termination date.

3.Base Rent.

(a)Tenant shall continue to pay Base Rent, Additional Rent, and any other amounts due under the Original Lease through January 31, 2023.  Notwithstanding anything to the contrary set forth in the Original Lease, effective as of the Third Amendment Commencement Date, and continuing throughout the Third Amendment Term, Tenant shall pay Base Rent for the Premises in accordance with the schedule set forth below in this Section 3(a). Such Base Rent shall be payable in accordance with the terms and conditions of the Original Lease, and in addition to all other amounts due under the Lease (including, without limitation, Additional Rent).

Period	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot*
2/1/23 – 1/31/24	$79,543.75	$3.25
2/1/24 – 1/31/25	$81,930.06	$3.35
2/1/25 – 1/31/26	$84,387.96	$3.45
2/1/26 – 1/31/27	$86,919.60	$3.55
2/1/27 – 1/31/28	$89,527.19	$3.66
2/1/28 – 7/31/28	$92,213.01	$3.77

* The amounts identified in the column entitled "Monthly Rental Rate per Rentable Square Foot" are rounded amounts and are provided for informational purposes only.

(b)Subject to the terms and conditions of this Section 3(b), provided that no Event of Default exists and no Event of Default has occurred beyond any applicable notice and cure period, Tenant shall be credited with the payment of monthly Base Rent otherwise due and payable with respect to the Premises for the full calendar months of February, March, April, May, June, and July 2023 only (the "Third Amendment Base Rent Credit"), as and when the same becomes due and payable (for a total maximum Third Amendment Base Rent Credit equal to $477,262.50 in the aggregate, subject to the terms hereof). No such Third Amendment Base Rent Credit shall reduce or limit any other amounts which are otherwise payable by Tenant under this Lease (including, without limitation, Additional Rent). Tenant understands and agrees that the foregoing Third Amendment Base Rent Credit is conditioned upon no Event of Default existing and no Event of Default having occurred beyond any applicable notice and cure period. Accordingly, upon the occurrence of any Event of Default beyond any applicable notice and cure period, the foregoing Third Amendment Base Rent Credit shall immediately become null and void, and, following any termination of this Lease by Landlord as a result thereof, any then-unamortized portion of the Third Amendment Base Rent Credit (based upon an amortization period of sixty-six (66) months, representing the Third Amendment Term) shall be included in Landlord's damages under Section 5.2 of the Original Lease, and Tenant shall no longer receive any credit on account of such Third Amendment Base Rent Credit. Tenant agrees and acknowledges that notwithstanding the fact that Landlord may elect not to cause the Third Amendment Base Rent Credit to become null and void on account of any particular Event of Default beyond any applicable notice and cure period, Landlord shall at all times retain the right to cause the Third Amendment Base Rent Credit to become null and void in the event of any Event of Default occurring beyond any applicable notice and cure period.

4.Operating Costs.  Notwithstanding anything to the contrary contained in the Lease, effective as of the Third Amendment Commencement Date, (i) the Base Year shall be amended to be calendar year 2023, (ii) Tenant shall not be responsible for Operating Costs Allocable to the Premises from the Third Amendment Commencement Date until January 31, 2024, and (iii) for the period commencing on the Third Amendment Commencement Date and continuing until January 31, 2024 only, any increase of Property Taxes pursuant to Proposition 13 shall not be Tenant's responsibility.  The provisions relating to Proposition 8 set forth in the Original Lease are hereby ratified and shall remain in full force and effect.

5.SNDA.  Within sixty (60) days after the execution and delivery of this Amendment, Landlord will provide a subordination, non-disturbance and attornment agreement from Landlord's existing lender in form attached hereto as Exhibit A.    Landlord shall use commercially reasonable efforts to deliver to Tenant commercially reasonable subordination, non-disturbance and attornment agreements from any ground lessors or mortgagees who come into existence following the date hereof but prior to the expiration of the Lease Term and such shall be a condition precedent to Tenant's agreement to be subordinate to any such ground lessor or mortgagee, which Tenant shall execute, acknowledge and deliver in recordable form, within ten (10) business days after Tenant receives a request therefor.

6.Allowance.  Commencing on the Effective Date, Tenant shall be entitled to a one-time allowance (the “Allowance”) in the amount of up to $856,625.00 (i.e., $35.00 per rentable square foot of the Premises), as reimbursement for Tenant's actual and reasonable costs incurred for permanent improvements made by Tenant to renovate the Premises, or to purchase and install furniture, fixtures, equipment (including audio-visual equipment) and information technology within the Premises, in accordance with, and subject to, the terms of the Lease. Prior to Landlord making any payment of the Allowance, Tenant shall first deliver to Landlord (a) reasonable supporting documentation evidencing Tenant’s payment of such actual and reasonable costs contemplated by this Section 6, if any, and evidencing that any work for which payment is requested is complete and was performed in accordance with the terms of the Lease and applicable laws (including, without limitation, all permits, licenses, consents and approvals required under applicable laws), and (b) unconditional lien releases for any work performed. Notwithstanding anything to the contrary contained herein, if any portion of the Allowance is not used by Tenant on or before July 31, 2023, such portion shall be deemed waived with no further obligation by Landlord with respect thereto, subject to the final sentence of this Section 6. In no event shall Landlord be obligated to make disbursements pursuant to this Section 6 in a total amount that exceeds the Allowance, and in no event shall Tenant be entitled to any excess, credit, deduction or offset against any amounts payable hereunder by Tenant for any unused portion of the Allowance. Notwithstanding the foregoing, Tenant shall have the right, by written notice to Landlord, to utilize an amount not to exceed $734,250.00 (i.e., $30.00 per rentable square foot of the Premises) of the Allowance not disbursed to Tenant to increase the Third Amendment Base Rent Credit, in which case, subject to and in accordance with the terms of Section 3(b) above, such additional Third Amendment Base Rent Credit shall apply to the Base Rent next coming due during the Third Amendment Term until used or applied, and any Allowance (subject to the maximum amount set forth in this sentence) not disbursed to Tenant by July 31, 2023 shall be deemed to have been elected by Tenant to increase the Third Amendment Base Rent Credit as set forth in this sentence.

7.Condition.  Tenant shall continue to lease the Premises (including the Incremental Expansion Space) "as is," "with all faults," and "without any representations or warranties."  Tenant accepts the condition of the Premises and the suitability of same for Tenant's purposes, and Tenant hereby waives and disclaims any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Building or the suitability of same for Tenant's purposes.  Tenant acknowledges that neither Landlord nor any agent or employee of Landlord has made any representations or warranty with respect to the Premises or the Building or with respect to its suitability for the conduct of Tenant's business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Building in its decision to enter into this Amendment and to let the Premises in its "as-is" condition.

8.Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only Jones Lang LaSalle and IDS Real Estate Group, who represents Landlord, and Jones Lang LaSalle, who represents Tenant (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment.  Landlord shall pay any commission due to the Brokers in connection with this Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

9.Authority.  Tenant has full power and authority to enter into this Amendment and the person signing on behalf of Tenant has been fully authorized to do so by all necessary corporate or partnership action on the part of Tenant.  Landlord has full power and authority to enter into this Amendment and the person signing on behalf of Landlord has been fully authorized to do so by all necessary corporate or partnership action on the part of Landlord.

10. Lease in Full Force.  Except as specifically amended or modified herein and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the  Lease shall remain unmodified and in full force and effect.  Landlord and Tenant ratify the  Lease, as amended hereby.

11.Facsimile/PDF; Counterparts.  Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile or PDF as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity.  This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment is executed as of the day and year first set forth above.

LANDLORD:

RUSSELL RANCH ROAD II LLC,

a Delaware limited liability company

By: Russell Ranch Road, LLC,

a Delaware limited liability company,

its Sole Member

By: MEPT Russell Ranch Road LLC,

a Delaware limited liability company,

its Managing Member

By:BGO Diversified US Property Fund REIT LLC,

its Manager

By:BentallGreenOak (U.S.) Limited Partnership,

its Authorized Signatory

By:BentallGreenOak (U.S.) GP LLC,

its General Partner

By: /s/ David Policar

Name: David Policar

Its: Principal, Asset Management

By: /s/ Kelli D. Dickerson

Name:Kelli D. Dickerson

Its: Principal, Asset Management

TENANT:

MANNKIND CORPORATION,

a Delaware corporation

By: /s/ Stuart Tross

Name: Stuart Tross

Its: SAT